EXHIBIT 10.2
LOJACK CORPORATION
First Amendment to
2008 Stock Incentive Plan, as Amended and Restated
The LoJack Corporation 2008 Stock Incentive Plan, as Amended and Restated (the “Plan”), is hereby amended as follows:

1.	Section 2 of the Plan is hereby amended by inserting the following at the end of said Section:
“Subject to applicable law, the Board or Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of its authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not a “Covered Employee” within the meaning of Section 162(m) of the Code. Any such delegation by the Board or Committee shall include a limitation as to the amount of Common Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Board or Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of any delegate or delegates that were consistent with the terms of the Plan.”

2.	Except as otherwise amended, the Plan is hereby confirmed in all other respects.

APPROVED BY THE BOARD OF DIRECTORS: June 25, 2014